Pricing Supplement dated March 24, 2009
          to the Product Prospectus Supplement dated January 16, 2009, the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

[RBC LOGO]                   $925,000

                             Royal Bank of Canada

                             Buffered Bullish Commodity-Linked Notes
                             Linked to a Basket of Commodity Indices
                             due September 28, 2011



     Royal Bank of Canada is offering the Buffered Bullish Commodity-Linked Notes (the "Notes") linked to the performance of the commodity indices named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 16, 2009 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the notes described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

Issuer:                 Royal Bank of Canada ("Royal Bank")

Issue:                  Senior Global Medium-Term Notes, Series C

Underwriter:            RBC Capital Markets Corporation

Underlying              The payment at maturity on the Notes are linked to the
Commodity:              value of a weighted basket (the "Basket ") consisting of
                        three commodity indices (each a "Basket Commodity Index
                        ", and together, the "Basket Commodity Indices "). Such weightings will be achieved by providing a Component
                        Weight for each Basket Commodity Index.

                        Underlying Commodities                             Component Weight         Initial Commodity
                        ----------------------                             ----------------         -----------------
                                                                                                          Level
                                                                                                          -----
                        S&P GSCITM  Gold Excess Return Index                   33.3333%                  80.8521

                        S&P GSCI TM Oil Excess Return Index                    33.3333%                 448.5342

                        S&P GSCI TM Natural Gas Excess Return Index            33.3334%                   2.2950

Currency:               U.S. Dollar

Minimum                 $1,000, and $1,000 increments in excess thereof (the
Investment:             "Principal Amount")

Pricing Date:           March 24, 2009

Issuance Date:          March 27, 2009

                        The Initial Commodity Level for each Underlying Commodity will be the official settlement price for the Standard and Poor's GSCI Crude Oil Excess Return Index, Standard and Poor's GSCI Natural Gas Excess Return Index and Standard and Poor's GSCI Gold Excess Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCCLP <Index>, SPGCGCP <Index> and SPGCNGP <Index>.

Initial                 The Pricing Date
Valuation Date:

Maximum                 145% multiplied by the Principal Amount
Redemption
Amount:

CUSIP:                  78008GL75

Leverage                150% (subject to Cap)
Factor:

Cap:                    30% multiplied by the Initial Commodity Level

Payment at              The Payment at Maturity will be based on the performance
Maturity (if            of the Underlying Commodity and will be calculated in
held to                 the following manner:
maturity):


                        If the Percentage Change is positive, then you will receive an amount equal to the lesser of:

                              1.  Principal Amount + (Principal Amount x
                                  Percentage Change x Leverage Factor); and

                              2.  the Maximum Redemption Amount

                        If the Percentage Change is less than or equal to ZERO but is not less than -15%, then you will receive the Principal Amount only.

                        If the Percentage Change is less than -15%, then you will receive less than all of your Principal Amount, in an amount equal to:

                        Principal Amount + [Principal Amount x (Percentage
                                   Change + Buffer Percentage)]

Percentage              The Percentage Change is an amount, expressed as a
Change:                 percentage and rounded to four decimal places, equal to
                        the SUM of the Weighted Component Changes for the Underlying Commodity: The Weighted Component Change for each Underlying Commodity will be determined as follows:

                               Final Commodity Level - Initial Commodity Level Component Weight x (-----------------------------------------------)
                                          Initial Commodity Level

                        Where, for each Underlying Commodity, the Initial Commodity Level is the closing level of that index on the Pricing Date and the Final Commodity Level of that index is the closing level of that index on the Final Valuation Date.


Final Valuation         September 23, 2011, subject to extension for market and
Date:                   other disruptions, as described in the product
                        prospectus supplement

Maturity Date:          September 28, 2011, subject to extension for market and
                        other disruptions, as described in the product prospectus supplement

Term:                   Two and a half (2.5) Years

Final                   To be determined on the Final Valuation Date.
Commodity
Level:

                        The Final Commodity Level for each Underlying Commodity will be the official settlement price for the Standard and Poor's GSCI Crude Oil Excess Return Index, Standard and Poor's GSCI Natural Gas Excess Return Index, and Standard and Poor's GSCI Gold Excess Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCCLP <Index>, SPGCGCP <Index>, and SPGCNGP <Index>.

                        In certain circumstances, the Final Commodity Level for the Underlying Commodity will be based on an alternate calculation for each Underlying Commodity. See "General Terms of the Bullish Buffered Commodity-Linked Notes----Market Disruption Events" beginning on page PS-16.

Buffer:                 Unleveraged Buffer

Buffer                  15%
Percentage:

Principal at            The Notes are NOT principal protected. You may lose a
Risk:                   substantial portion your Principal Amount at maturity if
                        there is a decrease in the price of the Underlying
                        Commodity from the Pricing Date to the Final Valuation
                        Date.

U.S. Tax                The U.S. federal income tax consequences of your
Treatment:              investment in the Notes are uncertain and the Internal
                        Revenue Service could assert that the Notes should be taxed in a manner that is different than described in the product prospectus supplement and in this pricing supplement. By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a prepaid cash-settled derivative contract for U.S. federal income tax purposes.

Secondary               RBC Capital Markets Corporation (or one of its
Market:                 affiliates), though not obligated to do so, plans to
                        maintain a secondary market in the Notes after the Issuance Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and           DTC global (including through its indirect participants
Settlement:             Euroclear and Clearstream, Luxembourg as described under
                        "Description of Debt Securities--Ownership and
                        Book-Entry Issuance" in the prospectus dated January 5,
                        2007).

Terms                   All of the terms appearing above the item captioned
Incorporated in         "Secondary Market" on page p-2 of this pricing
the Master              supplement and the terms appearing under the caption
Note:                   "General Terms of the Bullish Buffered Commodity-Linked
                        Notes" in the product prospectus supplement, as modified by this pricing supplement.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated January 16, 2009.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or United States government agency or instrumentality. The Notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

                                                                                              Per Note           Total
                                                                                              --------           -----
Price to public.......................................................................     100%             $925,000
Underwriting discounts and commission.................................................     2.50%            $23,125
Proceeds to Royal Bank................................................................     97.50%           $901,875


The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issuance Date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $25.00 per $1,000 principal amount note and used a portion of that commission to allow selling concessions to other dealers of $25.00 per $1,000 principal amount note. The price of the Notes also included a profit of $17.90 per $1,000 principal amount earned by Royal Bank of Canada in hedging its exposure under the Notes. The total commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, was $42.90 per $1,000 principal amount Note.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                                  Risk Factors

Each Index is a rolling index. Each Index is composed of futures contracts on a physical commodity. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of each Index, as the exchange-traded futures contract that comprises each Index, approaches expiration, it is replaced by a contract that has a later expiration. This process is referred to as "rolling". If the market for this contract is (putting aside other considerations) in "backwardation", where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive "roll yield". Instead, this market may trade in "contango." Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, thereby creating a negative "roll yield". There is no indication that this market will consistently be in contango or that there will be a negative roll yield in future performance. The "roll yields" could affect the level of each Index and the value of the Notes.

The potential for the value of your Notes to increase will be limited. Your ability to participate in any change in the value of the index over the life of your notes will be limited because of the Cap, which is 130% of the Initial Commodity Level, which will result in a Maximum Redemption Amount of 145%. The Cap will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the index may rise beyond the Cap over the life of your Notes. Accordingly, the amount payable for each of your Notes may be significantly less than it would have been had you invested directly in the Index.

The Notes include the risk of a concentrated position in commodities. The exchange-traded physical commodity underlying the futures contract included in each Index is linked to commodities in energy, precious metals, industrial metals, agriculture and livestock. An investment in the Notes may therefore carry risks similar to a concentrated securities investment in the commodities sector. Accordingly, a decline in value in energy, precious metals, industrial metals, agriculture and livestock would adversely affect the performance of each Index. Technological advances or the discovery of new oil reserves, gold and silver or other precious and industrial metals, could lead to increases in worldwide production of oil, gold and silver or other precious and industrial metals and could decrease the price of crude oil, gold and silver or other precious and industrial metals. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, or increases in efficiency within livestock and agriculture could lessen the demand for energy, livestock and agriculture products and result in lower prices. These or similar changes could result in a decrease in the levels of each Index and hence in the value of the Notes.

The Notes are linked to various S&P GSCITM Excess Return Indices, not the S&P GSCITM Total Return Indices. The Notes are linked to the Standard and Poor's GSCI Crude Oil Excess Return Index, Standard and Poor's GSCI Natural Gas Excess Return Index and the Standard and Poor's GSCI Gold Excess Return Index, as published by S&P on the relevant valuation date and displayed on Bloomberg SPGCCLP <Index>, SPGCGCP <Index> and SPGCNGP <Index>. The S&P GSCITM Excess Return Indices reflect returns that are potentially available through an unleveraged investment in each Index Component. By comparison, S&P GSCI TM Total Return Indices are total return indices which reflect interest that could be earned on cash collateral invested in three-month U.S. Treasury bills. Because the Notes are linked to S&P GSCI TM Excess Return Indices and not S&P GSCI TM Total Return Indices, the return from an investment in the Notes will not reflect this total return feature.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated January 16, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated January 16, 2009, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated January 16, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909000115/
f11593424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              HYPOTHETICAL RETURNS



The examples set out below are included for illustration purposes only. All examples assume that a holder has purchased Notes with an aggregate principal amount of $1,000, a Buffer Percentage of 15%, a Leverage Factor of 150%, a Maximum Redemption Amount of 145% and that no extraordinary event has occurred.

--------------------------------------------------------------------------------

Example 1--                    Calculation of the payment at maturity where the
                               Percentage Change is positive but less than the Maximum Redemption Amount.

Underlying Commodity                                               Percentage       Component Weight        Weighted
                                                                     Change                                 Component
                                                                                                             Change
S&P GSCI(TM) Gold Excess Return Index                                55.0000%           33.3333%            18.3333%

S&P GSCI(TM) Oil Excess Return Index                                -10.0000%           33.3333%            -3.3330%

S&P GSCI(TM) Natural Gas Excess Return Index                         40.0000%           33.3334%            13.3330%
                                                                                                --------------------
                                                                                                Sum         28.3333%

                               Percentage Change:           28.3333%

                               Payment at Maturity:         $1,000 + ($1,000 x
                                                            150% x 28.3333%) =
                                                            $1,000 + $425.00 =
                                                            $1,425.00

                               On a $1,000 investment, a 28.3333% percentage change results in a payment at maturity of $1,425.00, a 42.50% return on the Notes.

Example 2--                Calculation of the payment at maturity where the
                           Percentage Change is negative, but not below the Buffer Percentage.


Underlying Commodity                                      Percentage      Component        Weighted Component
                                                             Change         Weight               Change
S&P GSCI(TM) Gold Excess Return Index                      -15.0000%       33.3333%             -5.0000%

S&P GSCI(TM) Oil Excess Return Index                       -50.0000%       33.3333%            -16.6670%

S&P GSCI(TM) Natural Gas Excess Return Index                45.0000%       33.3334%             15.0000%
                                                                                   ---------------------
                                                                                   Sum          -6.6670%

                           Percentage Change:       -6.6670%

                           Payment at Maturity:     $1,000 + ($1,000 x -6.6670%)
                                                    = $1,000 - $66.67 = $933.33;
                                                    but because the Percentage
                                                    Change is not less than the
                                                    Buffer Percentage, the
                                                    investor will receive their
                                                    Principal Amount.


                           On a $1,000 investment, a -6.6670% percentage change results in a payment at maturity of $1,000, a 0% return on the Notes.

Example 3--                Calculation of the payment at maturity where the
                           Percentage Change is positive and greater than the Maximum Redemption Amount.

Underlying Commodity                                      Percentage      Component        Weighted Component
                                                            Change          Weight               Change
S&P GSCI(TM) Gold Excess Return Index                         44%          33.3333%             14.6670%

S&P GSCI(TM) Oil Excess Return Index                          38%          33.3333%             12.6670%

S&P GSCI(TM) Natural Gas Excess Return Index                  66%          33.3334%             22.0000%
                                                                                   ---------------------
                                                                                   Sum          49.3340%

                           Percentage Change:       49.3340%

                           Payment at Maturity:     $1,000 + ($1,000 x 150% x
                                                    49.3340%) = $1,000 + $740.01
                                                    = $1,740.01; but because the
                                                    Percentage Change is greater
                                                    than the Maximum Redemption
                                                    Amount, the Payment at
                                                    Maturity will be limited
                                                    $1,450.

                           On a $1,000 investment, a 49.3340% percentage change results in a payment at maturity of $1,450, a 45% return on the Notes.



Example 4--                Calculation of the payment at maturity where the
                           Percentage Change is negative and below the Buffer
                           Percentage.


Underlying Commodity                                      Percentage      Component       Weighted Component
                                                            Change          Weight              Change
S&P GSCI(TM) Gold Excess Return Index                         2%           33.3333%              0.6670%

S&P GSCI(TM) Oil Excess Return Index                         -44%          33.3333%            -14.6670%

S&P GSCI(TM) Natural Gas Excess Return Index                 -15%          33.3334%             -5.0000%
                                                                                   ---------------------
                                                                                   Sum         -19.0000%

                           Percentage Change:       -19.0000%

                           Payment at Maturity:     $1,000 + [$1,000 x (-19% +
                                                    15%)] = $1,000 - $40.00 =
                                                    $960.00


                           On a $1,000 investment, a -19% percentage change results in a payment at maturity of $960.00, a -4% return on the Notes.

Information Regarding the Underlying Indices

All disclosure contained in this term sheet regarding each S&P GSCI(TM) Commodity Index and the Indices, including, without limitation, its make-up, method of calculation and changes in their components has been derived from publicly available information prepared by Standard & Poor's Financial Services LLC ("Standard & Poor's" or "S&P"). Royal Bank and RBCCM have not independently verified and make no representation as to the accuracy or completeness of such information. None of Royal Bank, the Calculation Agent nor RBCCM accepts any responsibility for the calculation, maintenance or publication of each Index or any successor index.

The S&P GSCI(TM) Commodity Indices

Each Index (Bloomberg, L.P. symbols "SPGCCLP <Index>", "SPGCGCP <Index>", and "SPGCNGP <Index>") is a sub-index of the S&P GSCI(TM) Commodity Index (the "S&P GSCI"), which is determined and published by Standard and Poor's ("S&P"). The S&P GSCI is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. The S&P GSCI is also designed as a "tradable" index that is readily accessible to market participants. To achieve these objectives, the S&P GSCI is calculated primarily on a world production-weighted basis and comprises physical commodities that are actively traded in liquid futures markets.
The Goldman Sachs Group first began publishing the S&P GSCI, of which the Index is a sub-index, in 1991. In addition, although the S&P GSCI was not published prior to that time, Goldman Sachs calculated the historical value of the S&P GSCI and related indices beginning on January 2, 1970, based on actual prices from that date forward and the selection criteria, methodology and procedures in effect during the applicable periods of calculation (or, in the case of all calculation periods prior to 1991, based on the selection criteria, methodology and procedures adopted in 1991). The S&P GSCI was normalized to a value of 100 on January 2, 1970, in order to permit comparisons of the value of the GSCI to be made over time. S&P acquired the indices in February 2007.

S&P GSCI Methodology

The S&P GSCI Index Methodology is divided into five substantive sections: (1) the selection criteria for inclusion of contracts in the S&P GSCI; (2) the methodology for determining the weight of each such contract; (3) the methodology for determining the contract expirations of each contract included in the S&P GSCI; (4) the methodology for determining the normalizing constant used in calculating the value of the S&P GSCI; and (5) the methodology for calculating the value of the S&P GSCI. Together, these elements determine the value of the S&P GSCI on any given day, which is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time.

S&P GSCI Index Committee

The S&P GSCI Index Committee (the "Committee") oversees the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the sub-indices, including the Index. The Committee is comprised of three full-time professional members of S&P's staff and two members of the Goldman Sachs Group. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an Index Advisory Panel (the "Panel") to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity and does not make any decisions with respect to the composition, calculation and operation of the S&P GSCI.

Contract Eligibility Requirements

To be eligible for inclusion in the S&P GSCI, a commodity futures contract (a "Contract") must:

   (i) be based on a physical commodity and may not be based on a financial commodity;
   (ii) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;
   (ii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
   (iv)   be denominated in U.S. dollars;
   (v) be traded on or through a trading facility that has its principal place of business in a country that is a member of the Organization for Economic Cooperation and Development that:
          (a) makes price quotations generally available to its members in a manner that provides reasonably reliable indications of the level of the particular market at any given point in time;
          (b) makes reliable trading information available to S&P so that S&P can make monthly determinations
          (c) accepts bids and offers from multiple participants or price providers; and
          (d) is accessible to a sufficiently broad range of participants;
   (vi) include a reference or benchmark price that has been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, S&P, in consultation with the Committee, may determine that a shorter time period is sufficient or that historical Reference Prices for such Contract may be derived from Reference Price for a similar or related Contract;
   (vii) include a Reference Price for such Contract which must be published between 10:00 AM and 4:00 PM in New York City, on each business day on which the relevant trading facility (the "Facility") is open and trades in the Contract.
   (viii) have available volume data for at least three months immediately preceding the date on which the determination is made;
   (ix) be traded over a sufficient time period on each day so as to sufficiently support the tradability of the S&P GSCI taken as a whole; and
   (x) satisfy volume trading requirements and certain percentage dollar weight requirements.


Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW (as defined below) and the appropriate "roll weight," divided by the total dollar weight of the S&P GSCI on the preceding day, minus one.

The total dollar weight of the S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate "roll weights" (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

The "roll weight" of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month (referred to as the "roll period"). On each day of the roll period, the "roll weights" of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or
(iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

Because the S&P GSCI is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as "contract expirations." The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, in consultation with the Panel, provided that each such contract must be an "active contract." An "active contract" for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI.

The S&P GSCI--Excess Return

The S&P GSCI--Excess Return (the "S&P GSCI--ER") is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The S&P GSCI--ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCI(TM), the composition of which, on any given day, reflects the contract production weight ("CPW") and "roll weights" of the contracts included in the S&P GSCI.

The value of the S&P GSCI--ER on any given day is equal to the product of (i) the value of the S&P GSCI--ER on the immediately preceding day multiplied by
(ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI--ER is indexed to a normalized value of 100 on January 2, 1970.

Standard & Poor's calculates and publishes the value of the S&P GSCI--ER and the Index, continuously on each business day, with such values updated every several minutes. Standard & Poor's publishes an official daily settlement price for the Index on each business day between 4:00 PM and 6:00 PM in New York City.

As the Underlying Commodities are each a sub-index of the S&P GSCITM Excess Return Index, this description of the methodology for compiling the S&P GSCITM Excess Return Index accordingly relates as well to the methodology of compiling the sub-indices comprising the Underlying Commodities. Each of the sub-indices comprising the Underlying Commodities is calculated in the same manner as the S&P GSCITM Excess Return Index, except that (i) the daily contract reference prices, contract production weights and "roll weights" used in performing such calculations are limited to those of the commodities included in the relevant sub-indes and (ii) each sub-index has a separate normalizing constraint. The dollar weights and daily contract reference prices used in calculating each such normalizing constraint are limited to those of the designated contracts included in the relevant sub-index.

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's Financial Services LLC ("S&P"). S&P does not make any representation or warranty, express or implied, to the owners of Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCI or each Index to track general commodity market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the S&P GSCI, which indices are determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCI or each Index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI OR ANY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCI, (Standard and Poor's GSCI Crude Oil Excess Return Index, Standard and Poor's GSCI Natural Gas Excess Return Index and the Standard and Poor's GSCI Gold Excess Return Index), is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

Historical Information

     The graph below sets forth the historical performance of the Underlying Commodities. In addition, below the graph is a table setting forth the intra-day high, intra-day low and mid-line level of each of the Underlying Commodities. The information provided in this table is for the four calendar quarters of 2005, 2006, 2007, 2008, as well as for the period from January 1, 2009 through March 24, 2009.

     We obtained the information regarding the historical performance of the Underlying Commodities in the chart below from Bloomberg.

     We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Underlying Commodity should not be taken as an indication of future performance, and no assurance can be given as to the price of the Underlying Commodity on the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Commodity will result in any return on your initial investment, or that you will not lose any portion of your principal amount.

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Gold Official Close I (SPGCGCP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



   Period-            Period-End         High Intra-Day Price         Low Intra-Day Price          Mid Line of the
  Start Date             Date              of the Commodity             of the Commodity           Commodity Index
                                             Index in ($)                 Index in ($)                  in ($)
  ----------             ----                ------------                 ------------                  ------
   1/1/2005            3/31/2005               46.85645                     43.4509                    44.9484
   4/1/2005            6/30/2005               45.92566                     43.28328                   45.29356
   7/1/2005            9/30/2005               48.6255                      43.53606                   48.26781
  10/1/2005           12/30/2005               53.87344                     46.79618                   52.59629

   1/1/2006            3/31/2006               58.90695                     53.49840                   58.3993
   4/1/2006            6/30/2006               71.82058                     55.84185                   60.72124
   7/1/2006            9/29/2006               65.82884                     56.29777                   58.34497
  9/30/2006           12/29/2006               62.4232                      54.72376                   60.99863

   1/1/2007            3/30/2007               65.31048                     58.02519                   62.73305
  3/31/2007            6/29/2007               65.24613                     59.89472                   60.46134
  6/30/2007            9/28/2007               68.37104                     59.9842                    68.37104
  9/29/2007           12/31/2007               76.34704                     67.06743                   75.74488

   1/1/2008            3/31/2008               90.04755                     77.73341                   82.25496
   4/1/2008            6/30/2008               84.64717                     75.95305                   82.46773
   7/1/2008            9/30/2008               86.93371                     65.5299                    77.42284
  10/1/2008           12/31/2008               79.68187                     61.93161                   77.52848

   1/1/2009            3/24/2009               87.71315                     70.80417                   80.85213


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                    S&P GSCI Crude Oil Official CI (SPGCCLP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



   Period-            Period-End           High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date               Price of the              of the Reference         Price of the Reference
                                         Reference Stock in             Stock in ($)                Stock in ($)
                                                 ($)
 ----------              ----                    ---                    ------------                ------------
   1/1/2005            3/31/2005              1156.807                    874.1246                    1115.334
   4/1/2005            6/30/2005              1152.9821                   924.3841                    1049.7
   7/1/2005            9/30/2005              1256.308                   1044.601                     1178.87
  10/1/2005           12/30/2005              1165.166                    995.3702                    1058.479

   1/1/2006            3/31/2006              1175.308                   1000.537                     1091.962
   4/1/2006            6/30/2006              1207.343                   1078.604                     1150.833
   7/1/2006            9/29/2006              1204.545                    895.0938                     929.981
  9/30/2006           12/29/2006               902.1895                   816.4962                     837.8484

   1/1/2007            3/30/2007               853.064                    697.7788                     850.9969
  3/31/2007            6/29/2007               851.9013                   760.139                      841.7037
  6/30/2007            9/28/2007              1000.47                     823.0434                     985.743
  9/29/2007           12/31/2007              1207.236                    953.7872                    1180.7791

   1/1/2008            3/31/2008              1362.433                   1074.859                     1267.7111
   4/1/2008            6/30/2008              1754.793                   1260.223                     1752.165
   7/1/2008            9/30/2008              1818.3719                  1132.207                     1251.873
  10/1/2008           12/31/2008              1225.626                    410.5384                     517.9636

   1/1/2009            3/24/2009               566.8565                   320.5859                     448.5342


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                     S&P GSCI Natural Gas Official (SPGCNGP)
                                (Mar-99 - Mar-08)
                                 [CHART OMITTED]



   Period-            Period-End           High Intra-Day           Low Intra-Day Price          Period-End Closing
 Start Date              Date               Price of the              of the Reference         Price of the Reference
                                         Reference Stock in             Stock in ($)                Stock in ($)
                                                 ($)
 ----------              ----                    ---                    ------------                ------------
   1/1/2005            3/31/2005              20.346979                  15.97229                     20.346979
   4/1/2005            6/30/2005              20.602209                  16.034599                    17.870171
   7/1/2005            9/30/2005              34.1576                    18.356541                    33.495899
  10/1/2005           12/30/2005              34.224998                  24.476601                    24.496201

   1/1/2006            3/31/2006              23.188999                  13.7187                      14.666
   4/1/2006            6/30/2006              16.6185                    11.1266                      11.1266
   7/1/2006            9/29/2006              14.3916                     7.0203                       7.3171
  9/30/2006           12/29/2006               8.790953                   5.989228                     6.142322

   1/1/2007            3/30/2007               7.5431                     6.00873                      7.23585
  3/31/2007            6/29/2007               7.420893                   5.885702                     5.990062
  6/30/2007            9/28/2007               5.9961                     4.598413                     5.096816
  9/29/2007           12/31/2007               5.768634                   4.480603                     4.696468

   1/1/2008            3/31/2008               6.426972                   4.777471                     6.29913
   4/1/2008            6/30/2008               8.116061                   5.813334                     8.116061
   7/1/2008            9/30/2008               8.25221                    4.144031                     4.268564
  10/1/2008           12/31/2008               4.434991                   2.816456                     2.970753

   1/1/2009            3/24/2009               3.20854                    1.94215                      2.295033


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We expect that delivery of the Notes will be made against payment for the Notes on or about March 27, 2009, which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.


                                    $925,000

                                   [RBC LOGO]



                              Royal Bank of Canada

                     Buffered Bullish Commodity-Linked Notes

         Linked to a Basket of Commodity Indices, due September 28, 2011





                                 March 24, 2009